EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Record Earnings For 2014

Sparta, Michigan – February 2, 2015 – ChoiceOne Financial Services, Inc. (OTC:COFS), the parent company for ChoiceOne Bank, reported net income of $1,556,000 for the fourth quarter of 2014 compared to $1,346,000 in the same period in 2013. Earnings per share were $0.47 in the fourth quarter of 2014 compared to $0.41 in the fourth quarter of the prior year. Net income for the year of 2014 was $5,695,000 or $1.72 per diluted share, compared to $5,094,000 or $1.54 per diluted share for the year of 2013.

“We were excited to build on last year’s positive financial results with another year of asset growth and increased returns,” said James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. “At the same time, our expenses remained flat while our bank grew, which resulted in greater profitability.”

The increases in net income in both the fourth quarter and the year of 2014 compared to the same periods in 2013 were due to higher net interest income and noninterest income. The provision for loan losses was also slightly lower in the year of 2014 compared to the prior year. Total noninterest expense increased in both the fourth quarter of 2014 and the year of 2014 compared to the same periods in 2013.

Net interest income increased $196,000 in the fourth quarter of 2014 and $267,000 in the year of 2014 compared to the same periods in the prior year. Average earning assets were $25.6 million higher in 2014 than in 2013. Growth of $17.6 million in the average balance of total loans resulted from increases in both average commercial loans of $19.9 million and average consumer loans of $1.0 million, which were partially offset by a decrease in the average balance of residential mortgage loans of $3.3 million. The average balance of securities was $8.7 million higher in 2014 compared to the same period in the prior year as securities were purchased in 2014 to provide growth in earning assets. ChoiceOne’s net interest spread on a tax-equivalent basis declined from 3.96 percent in 2013 to 3.81 percent in 2014. This decrease in the net interest spread was caused by a reduction in the average rate earned on interest-earning assets of 23 basis points, while the reduction in the average rate paid on interest-bearing liabilities was only 8 basis points.

The provision for loan losses was $0 in the fourth quarter and $100,000 in the year of 2014, compared to $0 and $300,000, respectively, in the same periods in 2013. The lower provision in 2014 was due to lower net charge-offs experienced than in the prior year. ChoiceOne had net charge-offs of $488,000 in the fourth quarter of 2014 and net charge-offs of $663,000 in the year of 2014, compared to net charge-offs of $977,000 and $1,417,000, respectively, in the comparable periods in the prior year. ChoiceOne’s allowance for loan losses was 1.20 percent of total loans as of December 31, 2014, compared to 1.38 percent as of September 30, 2014 and 1.50 percent as of December 31, 2013. The decrease in the allowance for loan losses as a percentage of total loans was based on ChoiceOne’s internal analysis of potential losses in the bank’s loan portfolio, which considered the fact that net charge-offs have declined each year since 2009. Total nonperforming loans were $6.9 million as of December 31, 2014, compared to $7.8 million as of September 30, 2014 and $7.7 million as of December 31, 2013. The decrease in nonperforming loans during the fourth quarter of 2014 was primarily due to a decline of $734,000 in nonaccrual loans. Nonperforming loans included $3.2 million of loans classified as troubled debt restructurings as of December 31, 2014, of which $2.7 million were current as to payments and performing according to their new terms.

Noninterest income was $210,000 higher in the fourth quarter of 2014 and $557,000 higher in the year of 2014 than in the same periods in 2013. Customer service charges increased $130,000 in the fourth quarter and $274,000 in 2014 compared to the same periods in the prior year as a result of service charges on ChoiceOne’s new checking accounts and growth in debit card fee income. Insurance and investment commission income grew $33,000 in the fourth quarter and $80,000 in 2014 compared to the same periods in 2013, as a result of growth in investment advisory fees. Gains on sales of loans were equal in the fourth quarters of 2014 and 2013 and declined $543,000 in the year of 2014 compared to the year of 2013. Increases in longer-term mortgage rates that occurred in the second half of 2013 and early 2014 caused a reduction in residential mortgage volume, while a decline in longer-term interest rates in the last quarter of 2014 had a positive impact on mortgage volume. Gains on sales of securities rose $81,000 and $174,000 in the fourth quarter and year of 2014, respectively, compared to the same periods in the prior year. Net losses on sales of other assets were $687,000 less in 2014 compared to the same period in 2013 because of a reduction in write-downs of foreclosed properties. Other noninterest income declined $43,000 in the fourth quarter of 2014 and $115,000 in 2014 compared to the same periods in the prior year as a result of losses experienced in ChoiceOne’s investments in its data processing subsidiary and a title insurance agency.

Noninterest expense increased $107,000 in the fourth quarter and $130,000 in the year of 2014 compared to the same periods in 2013. Salaries and benefits expense grew $164,000 in the fourth quarter and $216,000 in 2014 compared to the same periods in the prior year. Higher costs related to salaries, health insurance, and retirement contributions were partially offset by lower commission expenses. Data processing expense grew $150,000 in the fourth quarter and $182,000 in 2014 compared to the same periods in the prior year as a result of higher costs related to electronic banking and software maintenance costs. The decrease of $104,000 in professional fees in the fourth quarter of 2014 compared to the same period in 2013 was due to lower legal and consulting fees. Loan and collection expense was $83,000 lower in the fourth quarter and $255,000 lower in 2014 compared to the same periods in the prior year as a result of lower costs related to collection of nonperforming loans and maintenance of foreclosed properties.

Total assets increased $16.2 million in the fourth quarter and $35.1 million in the year of 2014. Cash and cash equivalents increased $5.9 million in the fourth quarter of 2014 and decreased $3.8 million since the end of 2013 due to the timing of loan and deposit growth. Securities grew $0.9 million in the fourth quarter of 2014 and $5.9 million in 2014 as purchases were used to build earning assets. Net loans grew $8.2 million in the fourth quarter of 2014 and $30.7 million since the end of 2013. Growth of $26.4 million was experienced in 2014 in commercial loans with the remaining increase provided by consumer loans and residential mortgage loans. Total deposits increased $12.2 million in the fourth quarter of 2014 and $16.7 million in 2014. Checking and savings deposits grew $24.4 million and local certificates of deposit declined $7.7 million since the end of 2013. Borrowings increased $2.9 million in the fourth quarter of 2014 and $12.7 million in 2014 primarily as a result of additional advances from the Federal Home Loan Bank.

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates 12 full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Condensed Balance Sheets
(Unaudited)

(In Thousands)	12/31/2014	9/30/2014	12/31/2013
Cash and Cash Equivalents	$16,649	$10,793	$20,479
Securities	145,706	144,767	139,832
Loans Held For Sale	2,170	1,987	931
Loans, Net of Allowance For Loan Losses	341,940	333,755	311,231
Premises and Equipment	11,795	11,864	11,995
Cash Surrender Value of Life Insurance Policies	12,071	10,487	10,269
Goodwill and Other Intangible Assets	14,556	14,667	15,003
Other Assets	4,753	5,100	4,835

Total Assets	$549,640	$533,420	$514,575

Noninterest-bearing Deposits	$113,006	$107,802	$102,243
Interest-bearing Demand Deposits	149,923	140,287	139,670
Savings Deposits	67,035	68,111	63,681
Local Certificates of Deposit	104,864	106,350	112,533
Borrowings	45,106	42,173	32,425
Other Liabilities	3,516	3,591	2,465

Total Liabilities	483,450	468,314	453,017

Shareholders’ Equity	66,190	65,106	61,558

Total Liabilities and Shareholders’ Equity	$549,640	$533,420	$514,575

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Twelve Months Ended
(In Thousands, Except Per Share Data)	12/31/2014	12/31/2013	12/31/2014	12/31/2013
Interest Income
Loans, including fees	$3,993	$3,858	$15,765	$15,801
Securities	807	795	3,240	3,202
Other	3	4	9	12
Total Interest Income	4,803	4,657	19,014	19,015

Interest Expense
Deposits	242	297	1,042	1,328
Borrowings	35	30	109	91
Total Interest Expense	277	327	1,151	1,419

Net Interest Income	4,526	4,330	17,863	17,596
Provision for Loan Losses	—	—	100	300
Net Interest Income After Provision
for Loan Losses	4,526	4,330	17,763	17,296

Noninterest Income
Customer service charges	1,073	943	3,951	3,677
Insurance and investment commissions	228	195	906	826
Gains on sales of loans	297	297	1,023	1,566
Gains on sales of securities	129	48	311	137
Gains/(losses) on sales of other assets	7	(2)	(135)	(822)
Other income	165	208	746	861
Total Noninterest Income	1,899	1,689	6,802	6,245

Noninterest Expense
Salaries and benefits	2,168	2,004	8,456	8,240
Occupancy and equipment	577	599	2,389	2,341
Data processing	497	347	1,857	1,675
Professional fees	206	310	889	887
Loan and collection expense	19	102	122	377
FDIC insurance	80	83	337	330
Other expense	749	744	2,744	2,814
Total Noninterest Expense	4,296	4,189	16,794	16,664

Income Before Income Tax	2,129	1,830	7,771	6,877
Income Taxes	573	484	2,076	1,783

Net Income	$1,556	$1,346	$5,695	$5,094

Basic Earnings Per Share	$0.48	$0.41	$1.73	$1.55
Diluted Earnings Per Share	$0.47	$0.41	$1.72	$1.54

Performance Ratios
Return on Average Assets (Annualized)			1.08%	1.01%
Return on Average Equity (Annualized)			8.88%	8.31%
Net Interest Margin (Tax Equivalent) (1)			3.81%	3.96%
Efficiency Ratio			69.0%	70.5%
Net Loan Charge-offs			$663	$1,417
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)			0.20%	0.45%

(1)   The presentation of net interest margin on a tax-equivalent basis is not in accordance with generally accepted accounting principles (“GAAP”), but is customary in the banking industry. This non-GAAP measure ensures comparability of net interest margin arising from both taxable and tax-exempt loans and investment securities. The adjustments to determine net interest income on a tax-equivalent basis were $722,000 for both the twelve months ended December 31, 2014 and the twelve months ended December 31, 2013. The tax-equivalent adjustment uses an incremental tax rate of 34%.